Exhibit 10.1

2023 Sales Executive Variable Compensation Plan

Plan Summary

Kevin L. Adkisson [***]

Title: Senior Executive Vice President, Worldwide Sales and Chief Revenue Officer

Country: United States

INTRODUCTION

As a MicroStrategy Plan Participant, you are eligible to earn Variable Compensation, as defined herein, based upon your achievement of agreed upon financial objectives during the calendar year 2023 (the Plan Year). This Sales Executive Variable Compensation Plan (the Plan) sets forth MicroStrategy’s guidelines for how and when variable compensation is earned and paid. The Plan (and the other policies and documents referenced herein, which are incorporated by reference) constitutes the entire understanding of the parties on any subject covered herein and supersedes any and all other agreements, representations, and/or understandings, written or oral. If any provision of the Plan shall be declared void, illegal, or unenforceable, the remainder of the Plan shall be valid and enforceable to the extent permitted by applicable law.

PLAN SUMMARY

For the Plan Year 2023, your Variable Compensation is based on three performance criteria and will be determined and paid quarterly. The three performance criteria are as follows:

1.
Individual Achievement. Your individual achievement is a quantitative criteria, based on the calculated Target Compensation for your role described in more detail below.
2.
Teamwork. Teamwork is a qualitative criteria, based on your individual performance, as well as the performance of your subordinates, in key corporate operational processes and procedures. These include, but are not limited to, Salesforce.com data quality and timeliness, and overall collaboration with other business units, groups, and departments of MicroStrategy.
3.
Professional Development. Professional Development is a qualitative criteria focused on professional growth. This includes the timely completion of your individual Professional Development goals and objectives, as well as the Professional Development of your subordinates, including certifications or recommended training completed, or skills acquired.

Individual Achievement will serve as the baseline for your quarterly Target Compensation calculation. Performance in Teamwork and Professional Development can serve as accelerators or decelerators to your Target Compensation or serve to defer your Variable Compensation payout.

For each of these areas, results will be reviewed, and goals and objectives will be set through the quarterly review process, which will take place at the beginning of each quarter.

PLAN DETAILS

I.
Business Unit

The Business Unit is the aggregation of individuals and Revenue opportunities assigned by Sales Management. The Business Unit for a Plan Participant will vary based upon the Plan Participant’s role, tenure and territory assigned by Management. For example, the Business Unit for a Sales Director could include, in addition to himself/herself, Account Executives and Sales Engineers; the Business Unit for a Vice President could include, in addition to himself/herself, several Business Units of Sales Directors. Overall, the creation of the Business Unit will be a discretionary process performed by Management at the beginning of the Plan Year, and may be adjusted at any time as appropriate to reflect legitimate business decisions and changes in personnel.

II.
Target Compensation

Target Compensation is calculated by multiplying the Contribution of your Business Unit by the Target Compensation Rate (see Section III below). Contribution is calculated by subtracting the Revenue Budget from the Revenue. The Revenue Budget is the minimum level of attainment that the Business Unit that you manage must attain before you are eligible to earn Target Compensation

To clarify:

Revenue – Revenue Budget = Contribution

Contribution * Target Compensation Rate = Target Compensation

A Plan Participant is only eligible for Target Compensation in a given quarter when Contribution exceeds the Revenue Budget. In the event that the Contribution is less than zero, such amount (the Contribution Loss) shall be carried forward to the subsequent quarter (within the calendar year; each calendar year “restarts” the Contribution balance, with no Contribution Loss) and will be included as a Charge in computing the subsequent quarters’ Contribution until the Contribution Loss is eliminated or the calendar year concludes.

Revenue Budget. Your Revenue Budget amount for the Plan Year is as follows:

Quota	QTR-1-2023	QTR-2-2023	QTR-3-2023	QTR-4-2023	YEAR-2023
Revenue Budget (USD)	$24,000,000	$29,500,000	$31,750,0000	$44,750,000	$130,000,000

III.
Target Compensation Rate

Your Target Compensation Rate is:

Target Compensation Rate	Rate
0% - and above	1.25%

IV.
Revenue

Revenue is the value of transactions sold for which you or a member of your Business Unit is the Opportunity Owner in Salesforce.com. In the event an individual from a different BU is the Opportunity Owner, you or a member of your Business Unit must be listed in the Opportunity Team. Your credit will follow the respective split assigned to the member of your BU as reflected in the Opportunity Team.

MicroStrategy may, in its reasonable discretion and for legitimate business reasons, determine that Revenue will be split between more than one Plan Participant to more accurately reflect the division of labor and/or responsibility among more than one Plan Participant or Business Unit for a transaction.

Any modifications to the Opportunity Team Splits, Opportunity Owner, Partner Manager, Sales Engineer, or Business Development Owner must be approved by Management.

Revenue on a transaction may be increased or decreased based upon any required reallocations as required by generally accepted accounting principles (“GAAP”).

For the avoidance of doubt, Revenue will only include appropriately executed contracts (orders) that include a complete order package containing all elements necessary for MicroStrategy to recognize revenue, including legal and purchasing documents, and which MicroStrategy has determined under GAAP to be recognizable. Additionally, the order must be properly shipped by the official close of the quarter and be billable to the client in the same quarter to be considered in the quarter of contract execution. In the event that any portion of an order has a contingency, only the portion that is not contingent upon another action or milestone will be considered Revenue for purposes of the Plan. Furthermore, for the avoidance of doubt, the term sold used above refers to the non-cancellable amounts of an executed contract, excluding any shipping, taxes, referral fees or other similar fees.

Any Revenue that is cancelled or written off may be charged back (debited) to all Plan Participants who were given the original credit or paid incentives and/or other compensation for that Revenue. This adjustment may be made regardless of the timing between original credit and subsequent debit.

Revenue – includes the following:

i.
Perpetual License – the net value of perpetual license (“booking value”) sold.
ii.
First Year Maintenance – the net new incremental value of Maintenance sold for the 12-month period following contract execution.
iii.
Premium Support – the net new incremental value of Premium Support sold for the 12-month period following contract execution.
iv.
Term License – the net new incremental value of Term License SKUs sold for the 12-month period following contract execution (“booking value”) credited as follows:
A.
Term less than 24 months: 100% of the booking value.
B.
Term greater than or equal to 24 months: 200% of the booking value.
C.
For standard MCE deals with a term greater than or equal to 36 months: 300% of the booking value.
v.
MCE Migration – the value of On-Prem Maintenance or Term License for the prior 12-month period following contract execution migrated to MCE credited at 75%.
vi.
Education – the value of education offerings sold for the 12-month period following contract execution.
vii.
Services – the value of Services SKUs sold credited at 25%. Services SKUs discounted greater than 15% are not eligible for credit.
viii.
Support and Subscription Renewals - the sum of the net renewed value of the prior calendar quarter Renewable Support or Subscription Agreements in the Plan Participant’s Business Unit less the “Annual Threshold”, defined as 90% of the sum of the Renewable Support or Subscription Agreements up for renewal in the prior calendar quarter in the Plan Participant’s Business Unit. For example, the sum of the net renewed maintenance agreements up for renewal in Q4 2022 will be measured in Q1 2023 against the Q4 2022 Annual Threshold in computing this Revenue type in Q1 2023. This amount could be positive or negative. A “Renewable Support or Subscription Agreement” includes ongoing and generally recurring contracts for maintenance, cloud and term licenses revenue. The Subscription Renewal Opportunity must be owned by a member of the Business Unit in Salesforce.com to be credited to the Plan Participant.
ix.
Negative Adjustment – the above Revenue may be reduced by the sum of any additional items including:
A.
Unpaid Invoices – the value of any invoices unpaid over 90 days past their respective due dates (to the extent that the invoices generated Revenue in a prior quarter);
B.
Cancellations – the value of any orders that were cancelled; and
C.
Other Charges – the amount (if any), as determined by Management, to reduce Revenue for noncompliance with this Plan or other necessary adjustments (including deferrals).

GENERAL TERMS AND CONDITIONS

V.
Payment of Variable Compensation

You and MicroStrategy both agree it is essential that MicroStrategy ultimately receives payment from the client for the products and services rendered; as such, Variable Compensation will not be deemed to be “earned” by you until all of the underlying payments from the client have been made on the transactions that impact the calculation of the Variable Compensation. However, assuming you have satisfied all other terms and conditions of this Plan document, the Company will make an advance payment to you equivalent to the amounts computed under this Plan (i.e., the

“anticipated Variable Compensation”) following the end of the quarter in which MicroStrategy determines the Revenue is recognizable (Relevant Quarter). But if the client does not complete its payment obligations to MicroStrategy within 90 days of the contractual payment date, then you agree MicroStrategy may recover the appropriate portion of the anticipated Variable Compensation and/or deduct such amounts from future anticipated Variable Compensation until the appropriate portion has been repaid to MicroStrategy, to the extent permitted by law.

Anticipated Variable Compensation will be paid as soon as practicable following the end of the Relevant Quarter in accordance with the terms and conditions of this Plan. As outlined above, the Variable Compensation payment process will include any necessary adjustments due to situations where a client failed to make payment for a previous transaction and the corresponding portion of the anticipated Variable Compensation is owed to MicroStrategy by you.

In the event that your employment with MicroStrategy terminates for any reason, any negative balance owed by you shall be repaid by you to MicroStrategy and/or will be deducted from your final payments (or severance pay if applicable) to the extent permitted by law. If you are no longer employed by MicroStrategy on the date that MicroStrategy determines the Revenue is recognizable (regardless of the reason or cause of the employment termination), no Variable Compensation shall be earned by or paid to you.

VI.
Preclusion of Claims

You must raise any issues you have concerning your Variable Compensation or any modification of any criteria, terms or conditions within 3 months from receipt of the Variable Compensation computation or effective date of the modification with your direct management and MicroStrategy’s Compensation department. Any claims arising from this Plan shall be forfeited if they are not asserted in text form during this preclusion period, which shall lead to loss of entitlement. Following analysis and resolution of any such claims, or in the event no claim is raised during the preclusion period, all decisions and determinations by MicroStrategy relating to the Plan and any Variable Compensation amounts thereunder shall become final, unless further adjustments are required for legitimate business reasons as described in this Plan document.

VII.
Currency Translation

For purposes of all computations and currency conversions made under this Plan, MicroStrategy’s fixed exchange (“Plan FX”) currency rates are applicable for the Plan Year. These rates are readily available on the Finance SharePoint site.

VIII.
Promotional Bonuses

In addition to the Variable Compensation described above, Management may decide, from time to time, to implement specific sales promotions and incentives. These incentives may be in the form of cash payments or merchandise. By attaining the objectives, as outlined in the promotion guidelines and rules, you will receive promotional incentives. The incentive amounts and qualifications will be outlined in a separate promotion document. Unless otherwise stated, you must be employed during the entire time period covered by the promotional bonus program in order to be eligible to receive the award, even if the objectives for a particular promotion have been met. These promotional payments will be in addition to any other compensation under the Plan, and, to the extent not addressed in the promotion guidelines and rules, are subject to all applicable provisions of this Plan, including the Plan FX rate, cancellation and write off policies as well as the prevailing tax laws.

IX.
President’s Club

Plan Participants who are top performers in the company may be eligible to attend the MicroStrategy President’s Club trip at the sole discretion of Management, should a President’s Club be offered for that fiscal year. A Plan Participant must also be in good standing and a current MicroStrategy employee at the time President’s Club is held to be eligible to attend. There will be no compensation offered in lieu of attendance if a Plan Participant is unable to attend or the event is modified or cancelled.

X.
Eligibility Considerations

You are not eligible to receive Variable Compensation on any transaction unless and until all of the following conditions are met:

•
You (and/or the members of the Business Unit that you manage) have recorded all activities in the Company’s appropriate systems of record; and
•
You (and/or the members of the Business Unit that you manage) have accurately and in a timely manner completed and submitted all required Representation Letters and Sales Disclosure Questions; and
•
You (and/or the members of the Business Unit that you manage) have fully complied with all required MicroStrategy policies, including but not limited to the MicroStrategy Code of Conduct, MicroStrategy Revenue Recognition Policy, Salesforce.com Policy and the Contracts Negotiation and Approval Policy.

MicroStrategy reserves the right to delay, withhold or suspend any payments pending MicroStrategy’s determination of whether each of the above requirements (and all other eligibility requirements set forth herein) has been met. MicroStrategy may recover any Variable Compensation amounts paid to you if MicroStrategy subsequently determines that you did not meet one or more of the eligibility requirements described in this Plan, or otherwise should not have received the payment.

You will not be eligible to receive any Variable Compensation for a transaction in which neither you nor a member of the Business Unit that you manage have made a significant contribution, even if the transaction is associated with one of your assigned accounts, territory, or your designated Business Unit. For example, this can occur when a transaction is principally managed by others within MicroStrategy or by third parties, or that involves a material investment of the company's engineering or other corporate assets.

You will also not be eligible to receive any Variable Compensation for a transaction closed by other member(s) of the Business Unit that you manage if such member(s) were principally managed by someone outside of your assigned Business Unit in relation to that transaction.

Unless specifically approved by management in Salesforce.com, a Plan Participant is not eligible for any credit towards Variable Compensation for a transaction that is not in accordance with MicroStrategy’s standard terms and conditions, including changes that may result in a deferral of some or all of the revenue or alter the economic value of the transaction for the Company. Examples may include, but are not limited to: product fund or exchange rights, extended payment terms, free products/services in current order, rights to future products or services, specified or unspecified future upgrades, collectability issues, unlimited use licenses, enterprise-wide agreements, delivering invalid configurations, free or ramped maintenance, high discounts, future discounts, reallocated product, acceptance criteria, modification of the audit provision, or changes to our standard limitations of liability, warranty, or indemnification clauses. If there is no approval of any such non-standard terms and conditions by Management in Salesforce.com, then Management may in its reasonable discretion provide the Plan Participant with reduced credit towards Variable Compensation, or no credit at all.

You are not eligible to receive Variable Compensation under this Plan until your first full quarter of employment. If your employment begins in the middle of a quarter (or you receive this Plan as part of a promotion, transfer, etc. that occurs in the middle of a quarter), this Plan will not apply for the remainder of that quarter.

XI.
Compliance Matters

A Plan Participant is not eligible for any credit towards Variable Compensation for a transaction that meets the criteria of a Compliance Matter. A Compliance Matter is a transaction concluded outside the traditional sales process. Compliance Matters include the following:

•
The settlement of an existing or pending legal dispute between MicroStrategy and a client (or third party);
•
When a client (or third party) threatens or initiates legal action against MicroStrategy with respect to an existing contract;
•
When a client (or third party) threatens to breach its contractual obligations to MicroStrategy;
•
When a client breaches or otherwise fails to satisfy its contractual obligations owed to MicroStrategy;

•
When a client (or third party) takes or threatens to take actions against MicroStrategy that could damage the reputation or business interests of MicroStrategy;
•
When clients (or potential clients) are using MicroStrategy software products without a license;
•
When clients have allowed their Maintenance contracts to lapse;
•
When a transaction is primarily negotiated and closed by members of the Executive Management team, and where neither you nor a member of the Business Unit that you manage have made a significant contribution, even if the transaction occurs within one of your assigned accounts, territory, or your designated Business Unit.

As noted above, you will not be eligible to receive credit towards your Variable Compensation for a transaction in which neither you nor a member of the BU that you manage have made a significant contribution, even if the transaction occurs within one of your assigned accounts or is associated with one of your assigned opportunities, territory, or your designated Business Unit. However, MicroStrategy reserves the right to award full or partial credit at its reasonable discretion in those cases where a Plan Participant has significantly contributed to the resolution or settlement of a Compliance Matter.

XII.
Sales System Compliance

Compliance with MicroStrategy’s Sales Force Automation (Salesforce.com), or named replacement systems, is a precondition for the payment of any Variable Compensation.

No Plan Participant is eligible for the payment of any Variable Compensation for any transaction unless: (a) an opportunity is entered and consistently updated throughout the sales process in compliance with Sales Operations policies and validated by Executive Management; (b) a formal quote was submitted in full compliance with Salesforce.com Policy; (c) the submitted quote was approved in advance of any discussion with the client about the price, terms and conditions of that transaction; and (d) the final transaction is identical to the approved quote.

XIII.
Modifications

MicroStrategy retains the right to modify any criteria, terms or conditions at any time during the Plan’s duration for legitimate business reasons. Examples of modifications include but are not limited to changes in account, lead, opportunity, territory, employee and Business Unit assignments. Furthermore, MicroStrategy may reduce any Variable Compensation or Variable Compensation rate applicable to a transaction at any time for any legitimate business reason.

You recognize that MicroStrategy needs to be flexible and respond to the needs and interests of the business, and accordingly, MicroStrategy has the discretion to modify, suspend, or terminate, in whole or in part, this Plan or any Variable Compensation payment, at any time. In particular, MicroStrategy may take any of these steps in the event of failure to comply with all MicroStrategy policies and systems or the terms and conditions described in this Plan document. This is not an exhaustive list, and MicroStrategy may also take these actions as it deems appropriate to serve the Company’s legitimate business needs or interests.

XIV.
Miscellaneous

MicroStrategy shall have sole responsibility for the administration, interpretation, and implementation of this Plan.

This Plan, and participation in the Plan, does not guarantee or create any expectation of future employment or any right to continuation of your job assignment.

Acceptance of the terms and conditions of this document, will serve to partially modify your existing employment documents, including specifically the Plan Participant’s eligibility to receive variable compensation.

I acknowledge and accept this document as my variable compensation plan for 2023.

/s/ Kevin L. Adkisson

Kevin L. Adkisson